UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALGONQUIN POWER & UTILITIES CORP.
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
354 Davis Road Oakville, Ontario, Canada	L6J 2X1
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Corporate Units	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):
333-236975
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

On June 21, 2021, Algonquin Power & Utilities Corp. (the “Corporation”) filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement dated June 17, 2021 (the “Prospectus Supplement”), to a prospectus dated April 3, 2020 (the “Prospectus”), relating to securities to be registered hereunder included in the Corporation’s short form base shelf prospectus on Form F-10 (File No. 333-236975), which became effective on April 8, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

The Corporation on this registration statement registers hereunder 20,000,000 equity units (the “Equity Units”) (initially consisting of 20,000,000 corporate units, the “Corporate Units”). Each Equity Unit will have a stated amount of $50 and initially will be in the form of a Corporate Unit consisting of a purchase contract issued by the Corporation to purchase common shares in the capital of the Corporation and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of the Corporation’s 1.18% Remarketable Senior Notes due 2026. For a description of the securities to be registered hereunder, reference is made to the information under the headings “Description of Debt Securities” of the Prospectus, as supplemented by the information under the headings “Description of the Equity Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Remarketable Notes” in the Corporation’s related Prospectus Supplement, dated June 17, 2021, filed by the Corporation with the SEC on June 21, 2021. Such information is incorporated herein by reference and made a part of this registration statement in its entirety.

Item 2.	Exhibits.

Exhibit Number	Description
3.1	Restated Articles of Algonquin Power & Utilities Corp., as amended (incorporated by reference to Exhibit 3.1 to the Form 8-A filed by Algonquin Power & Utilities Corp. on October 18, 2018).

3.2	Articles of Amendment of Algonquin Power & Utilities Corp., dated May 21, 2019.

3.3	By-law No. 4 of Algonquin Power & Utilities Corp., (incorporated by reference to Exhibit 3.2 to the Form 8-A filed by Algonquin Power & Utilities Corp. on October 18, 2018).

3.4	By-Law No. 5 of Algonquin Power & Utilities Corp., dated February 28, 2019 (incorporated by reference to Exhibit 99.1 to the Form 6-K filed by Algonquin Power & Utilities Corp. on February 28, 2019).

3.5	By-Law No. 6 of Algonquin Power & Utilities Corp., dated March 25, 2020 (incorporated by reference to Exhibit 99.1 to the Form 6-K filed by Algonquin Power & Utilities Corp. on March 27, 2020).

4.1
Senior Indenture dated June 23, 2021, among Algonquin Power & Utilities Corp., The Bank of New York Mellon Trust Company, N.A., as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee (incorporated by reference to Exhibit 99.1 to the Form 6-K as filed by Algonquin Power & Utilities Corp. on June 23, 2021).

4.2
First Supplemental Indenture dated June 23, 2021, among Algonquin Power & Utilities Corp., The Bank of New York Mellon Trust Company, N.A., as U.S. trustee, and BNY Trust Company of Canada, as Canadian trustee (incorporated by reference to Exhibit 99.2 to the Form 6-K filed by Algonquin Power & Utilities Corp. on June 23, 2021).

4.3
Purchase Contract and Pledge Agreement dated as of June 23, 2021, by and between Algonquin Power & Utilities Corp. and The Bank of New York Mellon Trust Company, N.A., as purchase contract agent, collateral agent, custodial agent and securities intermediary (incorporated herein by reference to Exhibit 99.4 to the Form 6-K filed by Algonquin Power & Utilities Corp. on June 23, 2021).

4.4	Form of 1.18% Remarketable Senior Notes due 2026 (incorporated herein by reference to Exhibit 99.3 to the Form 6-K filed by Algonquin Power & Utilities Corp. on June 23, 2021).

4.5	Form of Corporate Unit (incorporated herein by reference to Exhibit 99.5 to the Form 6-K filed by Algonquin Power & Utilities Corp. on June 23, 2021)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2021

ALGONQUIN POWER & UTILITIES CORP.

By:	/s/ Arthur Kacprzak
Name:	Arthur Kacprzak
Title:	Chief Financial Officer